Exhibit 99.2(k)(3)(a)

AMENDMENT NO. 1

TO

THE AGENCY AGREEMENT

This amendment NO. 1 (“Amendment”) is entered into on June 1, 2021 (the “Effective Date”) and amends the AGENCY AGREEMENT executed on April 27, 2018, by and between DST SYSTEMS, INC., (“DST”) and BLUEROCK ASSET MANAGEMENT, LLC, the managing member to each of Bluerock Fund Advisor, LLC, (investment advisor to BLUEROCK TOTAL INCOME+ REAL ESTATE FUND), and any other investment products who execute an Adoption Agreement as provided in Section 4.J. of the Agency Agreement (together with the entities listed above, each a “Fund”, or collectively the “Funds”).

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the Funds and DST agree to amend the Agency Agreement as follows:

1.	Section 8.

II. Section 8.C. is hereby deleted and replaced with the following:

“Except where DST is entitled to indemnification under Section 8.B. hereof and with respect to “as ofs” set forth in Section 7.F., DST shall indemnify and hold the Fund harmless from and against any and all Adverse Consequences arising out of DST’s failure to comply with the terms of, or to fulfill its obligations under, this Agreement or arising out of or attributable to DST’s material breach of any representation or warranty of DST hereunder. Notwithstanding any other provision of this Agreement, under no circumstances shall DST’s cumulative liability during any term of this Agreement with respect to, arising from or arising in connection with this Agreement, or from all services provided or omitted to be provided under this Agreement, whether in contract, or in tort, or otherwise, is limited to, and shall not exceed, the amounts paid or payable hereunder by the Fund to DST as fees and charges, but not including reimbursable expenses, during the twelve (12) months immediately preceding the event giving rise to DST’s liability.”

2.	Section 22.

I.	Section 22.A. is hereby deleted and replaced with the following:

“This Agreement shall remain in force and effect for a period from July 1, 2021 through June 30, 2024 (the “Renewal Term”). Effective upon the last day of such Renewal Term or any succeeding term, this Agreement may be terminated by either the Funds or DST by giving to the other party at least one hundred twenty days’ (120) prior written notice, provided, however, that the effective date of any termination shall not occur during the period from December 15 through March 30 of any year to avoid adversely impacting year end. If such notice is not given by either party to the other at least one hundred twenty days (120) prior to the end of the then current term, this Agreement shall automatically extend for a new term of one (1) year or such other as mutually agreed to by the parties in writing, each such successive term or period, as applicable, being a new “term” of this Agreement, upon the expiration of any term hereof unless terminated. Each Fund may terminate this Agreement as hereinafter provided in Section 22.B.”

3.	Section 27

I.	Section 27.M. is hereby amended to change the notice address for the Funds as follows:

“Bluerock Asset Management, LLC

1345 Avenue of the Americas, 32nd Floor

New York, NY 10105

Attn: General Counsel

Fax Number: (646) 278-4220”

4.	Exhibit A. Exhibit A is hereby deleted in its entirety and replaced with the new Exhibit A attached hereto, effective July 1, 2021.

5.	Effect on Agreement. As of the Effective Date, this Amendment shall be effective to amend the Agency Agreement and to the extent of any conflict between the Agency Agreement and this Amendment, this Amendment shall control.

6.	Execution in Counterparts/Facsimile Transmission. This Amendment may be executed in separate counterparts, each of which will be deemed to be an original and all of which, collectively, will be deemed to constitute one and the same Amendment. This Amendment may also be signed by exchanging facsimile or electronic (e.g., PDF) copies of this Amendment, duly executed, in which event the parties hereto will promptly thereafter exchange original counterpart signed copies hereof.

7.	Agreement in Full Force and Effect. Except as specifically modified by this Amendment, the terms and conditions of the Agency Agreement shall remain in full force and effect, and the Agency Agreement, as amended by this Amendment, and all of its terms, including, but not limited to any warranties and representations set forth therein, if any, are hereby ratified and confirmed by the Fund and DST as of the Effective Date.

8.	Capitalized Terms. All capitalized terms used but not defined in this Amendment will be deemed to be defined as set forth in the Agency Agreement.

9.	Authorization. Each party hereby represents and warrants to the other that the person or entity signing this Amendment on behalf of such party is duly authorized to execute and deliver this Amendment and to legally bind the party on whose behalf this Amendment is signed to all of the terms, covenants and conditions contained in this Amendment.

10.	Terminology. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof”, “hereunder” and similar terms will refer to this Amendment unless the context requires otherwise.

(signature page follows)

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized officers, to be effective as of the day and year first above written.

BLUEROCK ASSET MANAGEMENT, LLC
By:	/s/Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

BLUEROCK FUND ADVISOR, LLC
By:	/s/Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

BLUEROCK TOTAL INCOME+ REAL ESTATE FUND

By:	/s/Jordan Ruddy
Name:	Jordan Ruddy
Title:	President

DST SYSTEMS, INC.

By:	/s/ Rahul Kanwar
Name:	Rahul Kanwar
Title:	Authorized Representative

EXHIBIT A

BLUEROCK FUNDS FEE SCHEDULE

EXHIBIT A.1

Services Provided

•	Distribution Center
▪	Receipt and sort of incoming mail
▪	Creation of electronic images for all paper received
▪	Automated distribution of work based on assigned priority
▪	Issuance of redemption and replacement checks
•	Transaction Processing
▪	New Account Establishment
▪	Account Maintenance
▪	Purchases
▪	Redemptions
▪	Transfers
•	Control
▪	Input of daily prices and dividend rates
▪	Processing of dividend and capital gain distributions
▪	Reconciliation of daily bank accounts
▪	Blue Sky Transmissions/Support
▪	Commission Processing and Reconciliation
▪	Cash and Share Reconciliation
•	Year-End
▪	IRS Reporting
▪	1099
▪	5498
•	Broker Servicing (phones)
▪	Inquiry
▪	Correspondence
▪	Commission Inquiries
•	Shareholder Servicing (phones)
▪	Inquiry
▪	Telephone Transactions
▪	Correspondence
▪	Internet Support

EXHIBIT A.2

DST CASH UTILIZATION

INVESTMENT SERVICE5

The following describes the DST Cash Utilization investment service:

1)	Net collected balances: Net collected balances in the Client’s transfer agency bank accounts at UMB Bank, N. A. (“UMB”), will be invested each day in two separate overnight UMB sponsored sweep vehicles with comparable rates of return to UMB’s earnings credit rate.

Money Market Sweep: Balances able to be determined by a predetermined cutoff time each business day will be swept into a Money Market account in DST’s name. This account will be registered as “for the account of DST (Client Name)”. The next morning of a business day, the identical principal amounts will be swept back into the originating accounts with the earnings remaining in the Money Market account. The following business day, balances will again be swept into the Money Market account and will be invested overnight along with residual earnings from previous days, and so on each business day.

Overnight Repo: Each evening of a business day, balances exclusive of those already swept into the Money Market account (with some UMB constraints) will be swept into an overnight Repo investment. The next morning of a business day, principal and earnings amounts will be swept back into the originating accounts, with DST maintaining an ongoing reconciliation of principal versus earnings in customer’s accounts.

No investment advisory functions: DST would not be performing investment advisory functions as a part of this service. The Money Market and Repo sweep vehicles are UMB product offerings.

2)	Lower bank account service charges: For customers electing to use the new Cash Utilization service, DST has renegotiated lower bank account service charges (projected to be 10% less than customer’s current service charges) from UMB by leveraging our collective Transfer Agent and Corporate relationships with the bank. These reduced fees will benefit customer directly and will not be available to smaller, individual customers of the bank.

Service Fee Payment: Each month, UMB will determine customer’s service fees and invoice them to DST. DST will pay them on customer’s behalf from the accumulated earnings of both overnight investment vehicles. DST will provide customer with a copy of the UMB invoice supporting these charges.

3)	DST Fee: DST’s fee for this service allows for DST to collect 25% of all gross overnight investment earnings from both investment vehicles for this Cash Utilization service.

DST Fee Collection: Each month, DST will determine the amount of this fee and deduct it from the accumulated earnings of both overnight investment vehicles. DST will provide customer with detail supporting the calculation of this fee.

5 Requires a separate contract.

EXHIBIT A.2

DST CASH UTILIZATION

INVESTMENT SERVICE

4)	Net Earnings Credit: Each month, the remaining net earnings, reduced by both UMB and DST service charges, will be credited against the Funds’ Transfer Agency fees as a direct reduction of Fund expenses. Should earnings exceed fees, the excess earnings will be available to be credited against future fees or returned to the client based on direction from the client.

Reconciliation: DST will perform the reconciliation of earnings, service charges and credits. DST will also determine the apportionment of the credits to the individual Funds in accordance with the following procedure the portion of the total credit that each Fund receives shall be equal to the percentage of total TA fees that each Fund’s individual fees represent each month. On customer’s TA fee invoice, DST will provide the detail of original gross charges, the amount of the credit for each individual Fund and the net amount due for each Fund. The Funds would pay DST only the net of total TA fees and reimbursable expenses less the amount of the credits.

5)	Independent, Otherwise Unaffiliated Directors: Customer hereby advises DST that the agreement now being negotiated by and between the Funds and DST whereby DST is appointed as the transfer agent for the Funds and this Cash Utilization Investment Service will be, approved by a majority of the directors or trustees of each Fund, including a majority of those directors or trustees who are not officers or employees or, except with respect to their serving as a member of the board of directors or trustees are not otherwise affiliated with the Fund or the Fund’s affiliates, that is, are not “interested persons” of the Fund or its affiliates, as that term is defined in the 1940 Act.

6)	Authorization: Notwithstanding anything in any agreement under which DST is authorized, directly or indirectly, to perform transfer agency, shareholder servicing agency, or related services, whether as principal, agent or sub-agent, to the contrary, DST is hereby authorized and instructed to open bank accounts in DST’s name for the deposit and holding of, and to deposit into and hold in such accounts, all checks and payments received by DST from NSCC, broker-dealers or shareholders, and any other sums received by DST, for investment in shares, while such sums await their actual delivery to and investment in such Funds.